VIA FEDERAL EXPRESS

November 26, 2002

Melissa A. Miller
Corporate Secretary
Pathfinder Bancorp, Inc.
214 West First Street
Oswego, NY  13126

Re:	Notice of Shareholder Proposal

Dear Ms. Miller:

	Jewelcor Management, Inc. ("JMI") is the record owner of 200 shares of common stock of Pathfinder Bancorp, Inc. (the "Company") and the beneficial owner of an additional 159,914 shares of the Company's common stock. Enclosed is a copy of stock certificate number PB0059 issued by the Company which evidences JMI's record ownership.

	With respect to the shares of stock evidenced by stock certificate number PB0059, the Company's books should reflect that Jewelcor Management, Inc., 100 North Wilkes-Barre Boulevard, Wilkes-Barre, Pennsylvania, 18702 is the record owner of the stock. The additional 159,914 shares of common stock of the Company that are beneficially owned by JMI are held for the benefit of Bear Stearns Securities Corp. and for further credit by the Depository Trust Co. (DTC) and registered in their nominee name which is Cede & Co., 55 Water Street, New York, New York, 10041.

	JMI has continuously owned at least $2,000 in market value of the Company's common stock for a period of time in excess of one year from the date of this letter. This ownership is clearly established by the enclosed copy of the stock certificate. JMI intends to continue to beneficially own at least $2,000 in market value of the Company's stock through the date of the Company's Annual Meeting of Shareholders to be held in the year 2003 ("2003 Annual Meeting").

JMI, through its authorized representative, intends to present the enclosed Proposal and Supporting Statement ("Proposal") at the Company's 2003 Annual Meeting in accordance with Rule 14a-8 promulgated under the Securities and Exchange Act of


Page Two (2)
November 26, 2002



1934, as amended. Pursuant to Rule 14a-8, the enclosed Proposal must be set forth in the Company's proxy statement to be distributed to the Company's shareholders. Moreover, the Company's proxy form must also provide a means for all shareholders to vote on the Proposal.

	The reason for conducting the business set forth in the Proposal at the Annual Meeting of Shareholders is that it is the most efficient manner of bringing this issue before the shareholders of the Company and its Board of Directors.

	With the exception of enhancing shareholder value, JMI does not have any material interest in the enclosed Proposal. JMI hopes that the Board of Directors will give its utmost consideration to the Proposal.

						Sincerely,

						Jewelcor Management, Inc.



						By:  Maria T. Sciandra
						Its:  Corporate Secretary
MTS/jmq
Enclosures
C:\My Documents\Pathfinder Notice of Shareholder Proposal 11-26-02.doc